Registration No. ___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ARDENT MINES LTD.
(Name of small business issuer in its charter)

NEVADA	1081
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

Tuuletee 18, Tabasalu PK	National Registered Agents, Inc. of NV
Harjumaa	1000 East William Street, Suite 204
Estonia 76901	Carson City, NV 89701
44-20-7993-6505	(800) 550-6724
(Address and telephone number of registrant’s executive office)	(Name, address and telephone number of agent for service)
_________________
Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer	[ ]	Smaller Reporting Company	[X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount To Be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	Per Share	Offering Price	Fee [1]

Common Stock by Selling
Shareholders	7,733,200	$0.35	$2,706,620	$192.98

[1]           Estimated solely for purposes of calculating the registration fee under Rule 457.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

ARDENT MINES LTD.
7,733,200 Shares of Common Stock

We are registering for sale by selling shareholders 7,733,200 shares of common stock. We will not receive any proceeds from the shares sold by the selling shareholders.

Our common stock is traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol ADNT. On June 30, 2010, the closing bid price of our common stock was $0.35.

Investing in our common stock involves risks. See “Risk Factors” starting at page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It’s illegal to tell you otherwise.

The date of this prospectus is _______________, 2010.

SUMMARY OF OUR OFFERING

Our business

We were incorporated in the State of Nevada on July 27, 2000. We were engaged in the acquisition and exploration of mining properties. Our exploration target is to find an ore body containing gold.

We maintain our statutory registered agent’s office at Nevada Corporate Headquarter, 101 Convention Center Drive, Suite 700 Las Vegas, Nevada 89109 and our business office is located at Tuuletee 18, Tabasalu PK, Harjumaa, Estonia 76901. This is our mailing address as well. Our telephone number is 44-20-7993-6505. Urmas Turu, our president, supplies this office space on a rent-free basis.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	7,733,200 shares of common stock
Offering price per share	At the market
Net proceeds to us	None
Number of shares outstanding before the offering	14,257,650
Number of shares outstanding after the offering if all of the shares are sold	14,257,650

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.
Risks associated with Ardent Mines Ltd.

1.   We may not have sufficient funds to stay in business. If we do not we will have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such, we may have to cease operations and you could lose your investment.

2.   Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

Our plan of operation and the funds we raise will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal.

3.   The probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost.

4.   We have a poor operating history. We were incorporated in July 2000 and have yet to generate any revenues. We have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on July 27, 2000, and have not realized any revenues. We were unsuccessful in located mineralized material on our first property and used all of our money on the exploration of the first property. Our operating history is one of failure. Our net loss since inception is approximately $524,991. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

5.   Our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we cannot locate qualified personnel, we may have to suspend or cease operations.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management lack of experience in this industry. As a result we may have to suspend or cease operations.

6.   The title to our property is held in the name of our former officer, if he transfers the property to someone other than us, we will cease operations.

Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of Mr. Chebountchak, our former president. If he transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British

Columbia corporation. In order for us to own record title to the property, we would have to incorporate a British Columbia wholly-owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

7.   We are small and do not have any capital, we may have to limit our exploration activity.

Our company is small and does not have any capital; we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues.

8.   Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations and as a result, there may be delays in generating revenues.

Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claim to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property which will delay the generation of possible revenues by us.

9.   Because Mr. Turu has other outside business activities, he will only be devoting 10% of his time, or four hours per week to our operations. As a result, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because Mr. Turu, our sole officer and director, has other outside business activities, he will only be devoting 10% of his time, or four hours per week, to our operations. As a result, our operations may be sporadic and occur at times which are convenient to Mr. Turu. As a result, exploration of the property may be periodically interrupted or suspended.

10.   If our sole officer and director resigns or dies without having found a replacement, our operations will be suspended or cease.

We have only one officer and director. We are entirely dependent upon him to conduct our operations. If he should resign or die there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find another person to run us, our operations will be suspended or cease entirely.

11.   We are a penny stock.

Our common stock is defined as a “penny stock” under the Securities and Exchange Act of 1934, and its rules. Because we are a penny stock, you may be unable to resell our shares. Also, the Exchange Act and the penny stock rules impose additional sales practice and disclosure requirements on broker/dealers who sell our securities to persons other than certain accredited investors. As a result, fewer broker/dealers are willing to make a market in our stock and it may affect the level of news coverage you receive.

12.   Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, which impose additional sales practice requirements on brokers/dealers, who sell our securities in the aftermarket.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you.  Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

13.   FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

Federal Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker/dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes there is a high probability that speculative low priced securities will not be suitable, for some customers. FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The shares will be sold at the current market price. Our common stock is traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol ADNT. On June 30, 2010, the closing bid price of our common stock was $0.35.

DILUTION

Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION

There are thirteen (13) selling shareholders.  They may be deemed underwriters.  They may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges, as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales; or
5.	in any combination of these methods of distribution.

The sales price to the public is the market price as set forth on the Bulletin Board operated by Financial Industry Regulatory Authority or another exchange.  The sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or broker/dealers, who may act as agent or acquire the common stock as a principal. Any broker/dealer participating in such transactions as agent may receive a commission from the selling shareholders; or if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Broker/dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker/dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker/dealer’s commitment to the selling shareholders. Brokers/dealers, who acquire shares as principals, may thereafter resell, such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other broker/dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $45,000.  The selling shareholders, however, will pay commissions or other fees payable to broker/dealer in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.  Not engage in any stabilization activities in connection with our common stock;

2.  Furnish each broker/dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker/dealer; and

3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed broker/dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.  There are no pre-existing contractual agreements for any person to purchase the shares.

Of the 14,257,650 shares of common stock outstanding as of April 27, 2010, 2,500,000 shares are owned by our sole officer and director. He is registering 740,000 of our common stock in this offering.

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs, and it is anticipated that all available cash will be needed for our operations, in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Business

From Inception on July 27, 2000 to December 11, 2006

In August 2000, we acquired one mineral property containing eight mining claims in British Columbia, Canada by arranging the staking of the same through James Thom, a non affiliated third party. The property was located on Copperkettle Creek, approximately three miles upstream from its confluence with Kettle Creek. It was on the eastern slope of Beaverdale Range of the Monashee Mountains. The claims were located approximately thirty miles east of the town of Penticton, British Columbia. Each claim was 500 meters by 500 meters or 25 hectares. Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area was known as staking. Mr. Anderson, our former president, paid Mr. Thom $1,282 to stake the claims. The claims were recorded in Mr. Thom’s name to avoid paying additional fees, and he has provided the company with a signed and executed Bill of Sale in our favor.

Part of the first phase exploration program was completed on the Sun #100 - Sun #800 claims during the period from August 14 to August 24, 2004. The program consisted of the emplacement of a survey control grid, the collection of soil & rock samples, prospecting and geological mapping and was completed by Gerard Gallissant, B.A., and a field assistant. We did not find an ore body and the claims expired by operation of law on August 26, 2006. From then until December 11, 2006, we owned no property or the right to conduct exploration activities on any property.

From August 26, 2006 to December 11, 2006, we did not conduct any operations. During that period, we intended to identify an acquisition or merger candidate with ongoing operations in any field, however in December, 2006, we decided to acquire the right to explore a new property in British Columbia and returned to the business of mineral exploration.

Current Business - After December 11, 2006

We are a development exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business.

In December 2006, Taras Chebountchak, our former president and a member of the board of directors acquired one mining claim containing eleven cells in British Columbia, Canada from Lloyd C. Brewer by paying Mr. Brewer $7,500. Mr. Brewer is a geologist and a non affiliated third party. No additional payments were made or are due to Mr. Brewer for his services. A claim is a grant from the Canadian Crown of the available land within the cells to the holder to remove and sell minerals. A cell is an area which appears electronically on the British Columbia Internet Minerals Titles Online Grid. The online grid is the geographical basis for the cell. Mr. Brewer is a self-employed contract staker, field worker and professional geologist residing in British Columbia.

Under British Columbia law title to British Columbia mining cells can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time.

The cells were recorded in Mr. Chebountchak’s name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. On January 2, 2007, Mr. Chebountchak executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Chebountchak transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Chebountchak has not provided us with a signed or executed bill of sale in our favor.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is undeveloped raw land. Exploration will not begin until spring of 2009. To our knowledge, the property has never been mined. The only event that has occurred is the acquisition of the property from Mr. Brewer, registering the property in the name of Mr. Chebountchak, and a physical examination of the property by Mr. Brewer.

Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property. We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 100 feet in order to extract samples of earth. Mr. Turu, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Turu will not receive fees for his services.

The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from our private placement are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in British Columbia. We have not selected any of the foregoing as of the date of this report.

We estimate the cost of drilling will be $20 per foot drilled. We intend to drill approximately 1,000 linear feet or 10 holes to depth of 100 feet. We estimate that it will take one month to drill 10 holes to a depth of 100 feet each. We will pay a consultant $5,000 for his services to supervise the exploration. The total cost for analyzing the core samples will be $3,000. We will begin exploration in the Spring of 2011, weather permitting.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Chebountchak will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Chebountchak transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Chebountchak will be liable to us for monetary damages for breaching the terms of his oral agreement with us to transfer his title to a subsidiary corporation we create. To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty Elizabeth II. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company property, that is the province of British Columbia.

We do not intend to sell interests to other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultants. We have no plans to interest other companies in the property if we find mineralized material. To pay the consultant and develop the reserves, we will have to raise additional funds through a second public offering, a private placement or through loans. As of the date of this report, we have no plans to raise additional funds. Further, there is no assurance we will be able to raise any additional funds even if we discover mineralized material and a have a defined ore body.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

On April 30, 2009, the Company decided not to renew the Gold Ridge or WGR claims due to a lack of capital. The Company instead plans to solely focus on developing the GRN claim.

Property

The property lies one mile north of the town of Beaverdell and approximately 180 miles east of Vancouver, British Columbia. The property is located at the southern flank of King Solomon Mountain, within the Kettle River Valley on the nose of an outcrop ridge that is formed at the junction of Beaverdell Creek with the West Kettle River. The following is a list of tenure numbers, cells, date of recording and expiration date of the cells:

		Date of	Date of
Tenure No.	Document Description	Recording	Expiration
509278	GRN	March 19, 2005	September 15, 2010

Our property is recorded in Mr. Chebountchak’s name. In order to maintain our property we must pay a fee of CND$100 per year per cell.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations.

To become profitable and competitive, we have to conduct exploration on the property and find mineralized material. We will be seeking equity financing to provide for the capital required to implement our research and exploration phases. On July 27, 2007 we completed our private placement. We raised $82,432 by selling 8,243,200 shares of common stock at a price of $0.01 per share to twelve shareholders. The proceeds of the offering have been used to sustain operations until the date of this Annual Report. As of the date hereof we have no additional capital to sustain operations.

On May 11, 2010, the company entered into a stock purchase agreement with CRG Finance AG whereby CRG Finance AG agreed to buy 700,000 shares of common stock at $0.01 per share for a total of $7,000.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of Operations
From Inception on July 27, 2000 to March 31, 2010

We acquired the right to prospect on one property containing eight claims. Part of the first phase exploration program was completed on the Sun #100 - Sun #800 claims during the period of August 14th to August 24th, 2004. The program consisted of the emplacement of a survey control grid, the collection of soil & rock samples, prospecting and geological mapping and was completed by Gerard Gallissant, B.A., and a field assistant. We did not find an ore body and the claims expired by operation of law. Accordingly, we own no property or the right to conduct exploration activities on any property.

On December 12, 2006, we acquired the right to prospect on three properties containing eleven claims. We are in the process of implementing our mining exploration program as discussed in detail in the business section of our public offering.

On April 30, 2009, the Company decided not to renew the Gold Ridge or WGR claims due to a lack of capital. The Company instead plans to solely focus on developing the GRN claim.

Liquidity and Capital Resources

As of the date of this report, we have yet to generate any revenues from our business operations.

We issued 8,243,200 shares through a private placement for a total of $82,432. The shares were issued pursuant to Regulation S of the Securities Act of 1933 to twelve investors.

On May 11, 2010, the company entered into a stock purchase agreement with CRG Finance AG whereby CRG Finance AG agreed to buy 700,000 shares of common stock at $0.01 per share for a total of $7,000.

As of March 31, 2010, our total assets were $135 and our total liabilities were $64,959.

From July 27, 2000 (date of inception) to March 31, 2010, we have incurred an accumulated deficit of $524,991 and have a working capital deficit of $64,824 at March 31, 2010. Our ability to emerge from the exploration stage with respect to any planned principal business activity is dependent upon our successful efforts to raise additional equity financing and/or attain profitable mining operations. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that we will be able to complete any of the above objectives. These factors raise substantial doubt regarding our ability to continue as a going concern.

Recent accounting pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

BUSINESS

General

We were incorporated in the State of Nevada on July 27, 2000. We were engaged in the acquisition and exploration of mining properties. Our exploration target is to find an ore body containing gold.

We maintain our statutory registered agent’s office at Nevada Corporate Headquarter, 101 Convention Center Drive, Suite 700 Las Vegas, Nevada 89109 and our business office is located at Tuuletee 18, Tabasalu PK, Harjumaa, Estonia 76901. This is our mailing address as well. Our telephone number is 44-20-7993-6505. Urmas Turu, our president, supplies this office space on a rent-free basis.

Background

In August 2000, we acquired the right to prospect one mineral property containing eight mining claims in British Columbia, Canada by arranging the staking of the same through James Thom, a non-affiliated third party. The property was located on Copperkettle Creek, approximately three miles upstream from its confluence with Kettle Creek. This claim is located on the eastern slope of Beaverdale Range of the Monashee Mountains. The claims lie approximately thirty miles east of the town of Penticton, British Columbia. Each claim is 500 meters by 500 meters or 25 hectares. We did not find an ore body and the claims expired by operation of law on August 26, 2006. We allowed the claims to lapse. Accordingly, we have no right to prospect the property.

From August 26, 2006 to December 11, 2006, we did not conduct any operations. During that period, we intended to identify an acquisition or merger candidate with ongoing operations in any field. However in December 2006 we decided to acquire the right to explore a new property in British Columbia and returned to the business of mineral exploration.

In December 2006, Taras Chebountchak, our former president and member of the board of directors, acquired one mining claim containing eleven cells in British Columbia, Canada from Lloyd C. Brewer by paying Mr. Brewer US$7,500. Mr. Brewer is a geologist and a non-affiliated third party. A claim is a grant from the Canadian Crown of the available land within the cells to the holder to remove and sell minerals. A cell is an area which appears electronically on the British Columbia Internet Minerals Titles Online Grid. The online grid is the geographical basis for the cell. Mr. Brewer is a self-employed contract staker, field worker and professional geologist residing in British Columbia.

On April 30, 2009, the Company decided not to renew the Gold Ridge or WGR claims due to a lack of capital. The Company instead plans to solely focus on developing the GRN claim.

Mining in British Columbia

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by registering the claim area on the British Columbia Mineral Titles Online system. The Mineral Titles Online system is the Internet-based British Columbia system used to register, maintain and manage the claims. A cell is an area which appears electronically on the British Columbia Internet Minerals Titles Online Grid and was formerly called a claim. A claim is a grant from the Crown of the available land within the cells to the holder to remove and sell minerals. The online grid is the geographical basis for the cell. Formerly, the claim was established by sticking stakes in the ground to define the area and then recording the staking information. The staking system is now antiquated in British Columbia and has been replaced with the online grid. Mr. Chebountchak paid Mr. Brewer $7,500 to transfer and register the claim. No additional payments were made or are due Mr. Brewer for his services.

Under British Columbia law title to British Columbia mining cells can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time.

The cells were recorded in Mr. Chebountchak’s name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. On January 2, 2007, Mr. Chebountchak executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Chebountchak transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Chebountchak has not provided us with a signed or executed bill of sale in our favor.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Chebountchak will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Chebountchak transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Chebountchak will be liable to us for monetary damages for breaching the terms of his oral agreement with us to transfer his title to a subsidiary corporation we create. To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty Elizabeth II. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company property, that is the province of British Columbia.

On April 30, 2009, the Company decided not to renew the Gold Ridge or WGR claims due to a lack of capital. The Company instead plans to solely focus on developing the GRN claim.

The Property

The property lies one mile north of the town of Beaverdell and approximately 180 miles east of Vancouver, British Columbia. The property is located at the southern flank of King Solomon Mountain, within the Kettle River Valley on the nose of an outcrop ridge that is formed at the junction of Beaverdell Creek with the West Kettle River. The following is a list of tenure numbers, cells, date of recording and expiration date of the cells:

		Date of	Date of
Tenure No.	Document Description	Recording	Expiration
509278	GRN	March 19, 2006	September 15, 2010

Our property is recorded in Mr. Chebountchak’s name. In order to maintain our property we must pay a fee of CND$100 per year per cell.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try to interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Location and Access

By traveling north on paved Highway 33 (Rock Creek - Kelowna Highway), our cells are accessible. The cells are approximately one mile from Beaverdell. This route accesses the western part of the cells. Access to the eastern side is from the Beaverdell Creek Road. The property is centered at approximately 49o27N North latitude and 119o05 West longitude. There are numerous dirt/gravel logging roads which branch from the highway and travel throughout the property. These are passable by a 4-wheel drive vehicle.

Physiography

The property is located within the center of the Okanagan Highlands physiographic division of the Interior Plateau. This area is typified by rounded mountains and ridges, and gentle slopes. It lies on the north-trending, ridge-shaped southern end of King Solomon Mountain between the elevations of 2,370 feet and 3,700 feet above sea level. Slopes within the cells are moderately steep, as the main part of the property lies on a ridge between two rivers. Vegetation consists of second growth fir and pine, with fairly extensive meadows between the trees. There is water available from Kettle River and Beaverdell Creek, although the rest of the property is relatively dry. Both water and timber are available to support all phase of exploration.

Exploration work can be carried out on the property on a year-round basis. The property is snow free from November to May. During the snow-free season all phases of exploration work could be efficiently carried out. During the winter months it is recommended that only diamond drilling and underground exploration/development be carried out.

Regional Geology

The property lies within the Omineca Crystalline Belt. This geologic province is distinguished by the presence of medium to high-grade gneiss and schist of the Monashee Group. It stretches west from the town of Nelson to Penticton and from north-central Washington State to central British Columbia.

Within the Omineca Crystalline Belt there are Nelson Pluton rocks of Cretaceous age. In the Beaverdell area these intrusive rocks are of granodiorite or quartz diorite composition. These are the principal host rocks for quartz veining and sulphide mineralization on the property.

Approximately 5% of the area contains remnants of Anarchist Formation rocks. This unit overlies and has been intruded by the Nelson Batholith in several localities near the property. The Anarchist Formation is the oldest unit in the area and consists of limestone, volcanics and clastic sediments, deposited in a eugeosyncline of Permian to Triassic age.

Property Geology

The cells that comprise the property are predominantly (95%) underlain by the West Kettle Intrusive of the Nelson Batholith, which is of quartz diorite composition. These quartz diorites are well fractured, with dominant fracture direction being N80oE (080o). Two other sets of fractures are at approximately N60oE (060o) and N130oE (130o). The quartz diorites show weak argillic and pervasive chloritic alteration. In the northern portion of the cells and further to the north Anarchist Group volcanic rocks are exposed. Two quartz veins in associated shears have been observed on the southern portion of the property. These veins strike approximately N80oE (080o) and dip vertically. The associated minerals include sericite, chlorite, minor epidote and potassium feldspar. With the exception of minor amounts of pyrite, these veins do not contain any sulphides. Strong alteration in the host rocks occurs in close proximity to mineralized veins and appears to be associated with the mineralization. The rocks on the rest of the property show little indication of strong alteration. Minor smaller quartz veins and quartz stock-works have also been found on the property. These are also reported to contain minor mineralization.

MAP 1

Ardent Mines Ltd. - GRN

571487
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527291
PARK
564405
590505
585638
82E.045
509278
509276
577208
525610
564402
585637
509277
560824
BC88078 193
350992
560826
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564403
338911
TAILINGS
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216308
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0
500
1000 m.
Map center: 49° 27' 52" N, 119° 5' 8" W
Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria
Legend
Indian Reserves
National Parks
Parks
Mineral Titles Grid (LRDW)
Mineral Tenures (Mineral - LRDW)
Mineral Claim
Mineral Lease
Reserves (Mineral - LRDW Sites)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Release Required Reserve
Surface Restriction
Recreation Area
Others
Mining Division (MTO)
Integrated Cadastral Fabric
Survey Parcels
BCGS Grid
Contours (1:250K)
Contour - Index
Contour - Intermediate
Areaof Exclusion
Areaof Indefinite Contours
Annotation (1:20K)
Transportation - Points (TRIM)
Helipad
Transportation - Lines (TRIM)
Airfield
Airport
Airstrip
Airport.Abandoned
Ferry Route
Road (Gravel Undivided) - 1 Lane
Road (Gravel Undivided) - 2 Lanes
Road (Gravel Undivided) - U/C - 1 Lane
Road (Gravel Undivided) - U/C - 2 Lanes
Road (Paved Divided) - Not Elevated - 1 Lane Each Way
Road (Paved Divided) - Not Elevated - 2 Lanes Each Way
Road (Paved Divided) - U/C - Not Elevated - 2 Lanes Each Way
Road (Paved Undivided) - Not Elevated - 1 Lane
Road (Paved Undivided) - Not Elevated - 2 Lanes
Road (Paved Undivided) - Not Elevated - 4 Lanes
Scale: 1:27,585

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

Exploration

We do not claim to have any minerals or reserves whatsoever at this time on any of the property. We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultants. We have no plans to interest other companies in the property if we do not find mineralized material.

Our Proposed Exploration Program

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this report. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we may have to cease operations. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future.

The property is undeveloped raw land. To our knowledge, the property has never been mined. The only event that has occurred is the registering the property by Mr. Brewer and a physical examination of the property by Mr. Chebountchak, our former president and director. The cost of registering the claim was included in the $7,500 paid to Mr. Brewer. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can predict what that will be until we find mineralized material.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 100 feet in order to extract a sample of earth. Mr. Chebountchak, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Chebountchak will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. We only have enough money to conduct core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this report.

We estimate the cost of drilling will be $20 per foot drilled. We intend to drill approximately 1,000 linear feet or 10 holes to depth of 100 feet. We estimate that it will take one month to drill 10 holes to a depth of 100 feet each. We will pay a consultant for his services to supervise the exploration. The total cost for analyzing the core samples will be $3,000. We expect to begin exploration in the Spring of 2011.

The foregoing breakdowns were made in consultation with Mr. Brewer.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money.

Supplies

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials on an as needed basis. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our property is registered on British Columbia Mineral Titles Online system. We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals.

This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We can explore for minerals on the property and are in compliance with the Code rules and regulations. The Code rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only cost and effect of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We believe the cost of reclaiming the property will not be substantial.

Employees and Employment Agreements

At present, we have no full-time employees. Our sole officer and director is a part-time employee and will devote about 10% of his time or four hours per week to our operation. Our sole officer and director, does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our sole officer and director, Urmas Turu. Mr. Turu will handle our administrative duties. Because our sole officer and director is not experienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future.

MANAGEMENT

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of our sole officer and director is set forth below:

Name and Address	Age	Position(s)
Urmas Turu	49	President, Principal Executive Officer, Principal
Tuuletee 18		Financial Officer, Principal Accounting Officer
Tabasalu PK		Secretary, Treasurer and sole member of the
Harjumaa, Estonia 76901		Board of Directors

All directors have a term of office expiring at the next annual general meeting of our company, unless re-elected or earlier vacated in accordance with our Bylaws. All officers have a term of office lasting until their removal or replacement by the board of directors.

Background of Our Sole Officer and Director

On February 12, 2009, Mr. Urmas Turu was appointed president, principal accounting officer, principal executive officer, principal financial officer, secretary, treasurer and sole member of our board of directors.  Since 2004, Mr. Turu has been an investor in real estate, hospitality industry and public equities. Mr. Turu was then appointed our president, principal executive officer, secretary, treasurer, principal financial officer, and principal accounting officer.

None of the companies referred to above are parents, subsidiary corporations or other affiliates of Ardent Mines Ltd.

During the past ten years, Mr. Turu has not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Charter

Although we have adopted an audit committee charter, our board of directors consists of only one director and accordingly we have not created an effective audit committee. Our audit committee is comprised of all of our officers and directors. Further, none of directors are deemed independent. Our sole director also holds all of our executive officer positions. Our audit committee, when established, will be responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee.

Audit Committee Financial Expert

We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Disclosure Committee and Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers during the last three completed fiscal years. Our fiscal year end is June 30.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
							Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)
Urmas Turu	2009	0	0	0	0	0	0	0	0
President and Treasurer	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Christopher Wilson	2009	0	0	0	0	0	0	0	0
President and Treasurer	2008	0	0	0	0	0	0	0	0
(resigned 02/12/09)	2007	0	0	0	0	0	0	0	0

We paid no salaries in 2007, 2008 and 2009, and we do not anticipate paying any salaries at any time in 2009. We will not begin paying salaries until we have adequate funds to do so.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year. Our fiscal year end is June 30.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Change in Pension
Value and
	Fees			Non-Equity	Nonqualified	All
	Earned or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Urmas Turu	0	0	0	0	0	0	0

Christopher Wilson	0	0	0	0	0	0	0
(resigned 02/12/09)

All compensation received by the officers and directors has been disclosed.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Employment Contracts

We have no employment contracts with any of our officers.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not pay our directors any money and we have no plans to pay our directors any money in the future.

Indemnification

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

MARKET FOR OUR COMMON EQUITY AND RELATED MATTERS

Our common stock began quotation on the Bulletin Board operated by the National Association of Securities Dealers on September 3, 2004, and is currently quoted under the symbol “ADNT.” The following sets forth the high and low bid quotations for the common stock as reported on the Over-the-Counter Bulletin Board for each quarter since July 1, 2007. These quotations reflect prices between dealers do not include retail mark-ups, markdowns, and commissions and may not necessarily represent actual transactions.

Fiscal Year	High Bid	Low Bid
2010
Third Quarter: 1/01/2010 to 03/31/2010	$0.05	$0.01
Second Quarter: 10/01/2009 to 12/31/2009	$0.05	$0.05
First Quarter: 7/01/2009 to 9/30/2009	$0.08	$0.05

Fiscal Year	High Bid	Low Bid
2009
Fourth Quarter: 4/01/2009 to 06/30/2009	$0.08	$0.08
Third Quarter: 1/01/2009 to 03/31/2009	$0.12	$0.08
Second Quarter: 10/01/2008 to 12/31/2008	$0.30	$0.12
First Quarter: 7/01/2008 to 9/30/2008	$0.80	$0.15

Fiscal Year	High Bid	Low Bid
2008
Fourth Quarter: 4/01/2008 to 6/30/2008	$0.96	$0.16
Third Quarter: 1/01/2008 to 3/31/2008	$0.40	$0.20
Second Quarter: 10/01/2007 to 12/31/2007	$0.51	$0.13
First Quarter: 7/01/2007 to 9/30/2007	$0.25	$0.18

At April 27, 2010, there were 22 holders of record.

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section Rule 15(g) of the Securities Exchange Act of 1934

Our company’s shares are issued under Section 15(g) of the Securities Exchange Act of 1934, as amended that imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser’s written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to sell your shares in the secondary market.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as “bid” and “offer” quotes, a dealers “spread” and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

Securities authorized for issuance under equity compensation plans

We do not have any equity compensation plans and accordingly we have no securities authorized for issuance thereunder.

PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholders listed below have direct ownership of his/her shares and possess sole voting and dispositive power with respect to the shares.

			Number of Shares	Percentage of
	Number of	Percentage of	After Offering	Ownership After
	Shares	Ownership	Assuming all of	the Offering
Name and Address	Before the	Before the	the Shares are	Assuming all of the
Beneficial Owner	Offering	Offering	Sold	Shares are Sold
Urmas Turu	2,500,000	17.53%	1,760,000	12.34%

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

				Percentage
				of shares
				owned after the
	Total number of	Percentage of	Number of	offering assuming
	shares owned	shares owned	shares being	all of the share are
Name	prior to offering	prior to offering	offered	sold in the offering
Bank Sal Oppenheim Jr & CIE (1)	650,000	4.56%	650,000	0.00%
Black Sea Trading Inc. (2)	650,000	4.56%	650,000	0.00%
Centrum Bank AG (3)	700,000	4.91%	700,000	0.00%
Corporate Resource Group Inc. (4)	993,200	6.97%	993,200	0.00%
CRG Finance AG (5)	700,000	4.91%	700,000	0.00%
Berta Jarva	700,000	4.91%	700,000	0.00%
Volodymyr Khopta	500,000	3.51%	500,000	0.00%
Lister Capital Corp. (6)	700,000	4.91%	700,000	0.00%
Sergei Stetsenko	700,000	4.91%	700,000	0.00%
Andrei Stytsenko	700,000	4.91%	700,000	0.00%
Urmas Turu (7)	2,500,000	17.53%	740,000	12.34%

TOTAL	9,493,200	66.59%	7,733,200	12.34%

(1)	Marco Bianchi exercises share voting and/or dispositive powers with respect to Bank Sal Oppenheim Jr. & CIE.
(2)	Clive Dakin exercises share voting and/or dispositive powers with respect to Black Sea Trading Inc.
(3)	Dieter Musielak exercises share voting and/or dispositive powers with respect to Centrum Bank AG.
(4)	Robert Jarva exercises share voting and/or dispositive powers with respect to Corporate Resource Group Inc.
(5)	Christian Daeniker exercises share voting and/or dispositive powers with respect to CRG Finance AG.
(6)	Julio Quijano exercises share voting and/or dispositive powers with respect to Lister Capital Corp.
(7)	Urmas Turu is an officer and director of the company and is therefore deemed an underwriter.

Each individual named exercised voting and/or dispositive control powers with respect to the shares owned by him.

We issued all of the foregoing shares of common stock as restricted securities pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933.  To our knowledge, there are no connections, relationships or arrangements between them and any other entities other than as described herein.

None of the selling shareholders has or has had within the past three years, any position, office, or other material relationship with us or any of our predecessors or affiliates.

Our officers, directors and employees have not taken and will not take any action to assist selling security holders in their sales efforts.

Future Sales of Shares

A total of 14,257,650 shares of common stock are issued and outstanding.  Of the 14,257,650 restricted shares outstanding, 7,733,200 shares are being offered for sale by the selling shareholders in this offering, which will be immediately resalable without restriction of any kind.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.00001 par value per share.  The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

CERTAIN TRANSACTIONS

On February 12, 2009, Urmas Turu, our sole officer and director, purchased 625,000 shares from four shareholders for $1,250, totaling $5,000. After the transaction was completed, Mr. Turu owns 2,500,000 shares of our common stock which is equal to 17.5% of our issued and outstanding common stock. The shares of common stock were purchased using personal funds.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements included in this prospectus have been audited for the years ended June 30, 2009 and June 30, 2008 by MaloneBailey, LLP, Certified Public Accountants, 10350 Richmond Avenue, Suite 800, Houston, Texas 77042, and its telephone number is (713) 343-4200.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has passed on the legality of the shares being offered in this registration statement.

FINANCIAL STATEMENTS

Our fiscal year end is June 30.  We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Our unaudited financial statements for the nine months ended March 31, 2010 and our June 30, 2009 and June 30, 2008, immediately follow:

ARDENT MINES LIMITED
(An Exploration Stage Company)
BALANCE SHEETS
(Unaudited)

	March 31,	June 30,
	2010	2009

ASSETS

Current Assets
Cash	$135	$494
TOTAL ASSETS	$135	$494

LIABILITIES AND STOCKHOLDERS’DEFICIT

Current Liabilities
Accounts payable	$41,469	$45,409
Related party advances	23,490	500

TOTAL LIABILITIES	64,959	45,909

Stockholders’ Deficit
Common Stock, $0.00001 par value, 100,000,000
shares authorized, 14,257,650 shares
issued and outstanding	142	142
Additional paid in capital	460,025	460,025
Deficit accumulated during the exploration stage	(524,991)	(505,582)

Total Stockholders’ Deficit	(64,824)	(45,415)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$135	$494

The accompanying notes are an integral part of these interim unaudited financial statements.

ARDENT MINES LIMITED
(An Exploration Stage Company)
STATEMENTS OF EXPENSES
(unaudited)

					Inception
					(July 27, 2000)
	Three Months Ended		Nine Months Ended		Through
	March 31,	March 31,	March 31,	March 31,	March 31,
	2010	2009	2010	2009	2010

Operating Expenses:
Consulting Expense	$450	$710	$7,765	$9,795	$310,792
Filing and Incorporation Fees	-	-	-	-	3,053
Other General & Administrative	55	61	394	913	37,705
Legal & Accounting	1,250	2,200	11,250	12,503	147,755
Mining Exploration	-	-	-	-	14,588
Travel	-	-	-	-	9,808

Total Operating Expenses	1,755	2,971	19,409	23,211	523,701

Interest expense	-	-	-	-	1,290

Net loss	$(1,755)	$(2,971)	$(19,409)	$(23,211)	$(524,991)

Net loss per share
Basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)	N/A

Weighted average
shares outstanding- Basic and diluted	14,257,650	14,257,650	14,257,650	14,257,650	N/A

The accompanying notes are an integral part of these interim unaudited financial statements.

ARDENT MINES LIMITED
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(unaudited)

			Inception
			(July 27, 2000)
	Nine Months Ended		Through
	March 31,	March 31,	March 31,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(19,409)	$(23,211)	$(524,991)
Adjustments to reconcile net loss to
cash used in operating activities:
Imputed interest on related party payable	-	-	1,290
Stock issued for services	-	-	275,000
Change in:
Accounts payable & accrued liabilities	(3,940)	4,186	41,469
NET CASH USED IN OPERATING ACTIVITIES	(23,349)	(19,025)	(207,232)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	-	-	183,877
Advances from related party	22,990	19,025	23,490
NET CASH PROVIDED BY FINANCING
ACTIVITIES	22,990	19,025	207,367

NET CHANGE IN CASH	(359)	-	135

CASH AT BEGINNING OF PERIOD	494	-	-

CASH AT END OF PERIOD	$135	$-	$135

Supplemental Disclosures

Interest Paid	$-	$-	$-
Income tax Paid	$-	$-	$-

The accompanying notes are an integral part of these interim unaudited financial statements.

ARDENT MINES LIMITED
(An Exploration Stage Company)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Ardent Mines Limited, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Ardent’s Annual Report filed with the SEC on Form 10−K for the year ended June 30, 2009. In the opinion of management, all adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2009 as reported in the Form 10−K have been omitted.

Reclassifications

Certain amounts from the prior year financial statements have been reclassified to conform to the current year presentation.  These reclassifications have no impact on previously reported results of operations or stockholders’ equity.

NOTE 2 - GOING CONCERN

From July 27, 2000 (date of inception) to March 31, 2010, Ardent Mines, Ltd has incurred an accumulated deficit and has a working capital deficit at March 31, 2010. The ability of Ardent Mines to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that Ardent Mines will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Ardent Mines’ ability to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

During the nine months ended March 31, 2010 Ardent Mines received an additional $22,990 in advances from the Company’s president, Urmas Turu. The total amount as of March 31, 2010 is $23,490 has no terms of repayment, is unsecured and bears no interest.

NOTE 4 - SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after March 31, 2010 up through the date the Company issued these financial statements.  On May 11, 2010, the company entered into a stock purchase agreement with CRG Finance AG whereby CRG Finance AG agreed to buy 700,000 shares of common stock at $0.01 per share for a total of $7,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ardent Mines Limited
(An exploration stage company)

We have audited the accompanying balance sheets of Ardent Mines Limited (“Ardent Mines”) as of June 30, 2009 and 2008, and the related statements of expenses, changes in stockholders’ deficit, and cash flows for the years ended June 30, 2009 and 2008 and for the period from July 27, 2000 (inception) through June 30, 2009. These financial statements are the responsibility of Ardent Mines’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Ardent Mines is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Ardent Mines’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ardent Mines as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the years then ended and for the period from July 27, 2000 (inception) through June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Ardent Mines will continue as a going concern. As discussed in Note 2 to the financial statements, Ardent Mines has suffered recurring losses from operations and has negative working capital, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC

www.malone-bailey.com
Houston, Texas

October 6, 2009

ARDENT MINES LIMITED
(An Exploration Stage Company)
BALANCE SHEETS

ASSETS
	June 30, 2009	June 30, 2008
Current Assets

Cash	$494	$-

Total Assets	$494	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities

Accounts payable	$45,409	$3,126

Due to related party	500	16,129

Total Current Liabilities	45,909	19,255

STOCKHOLDERS’ DEFICIT

Common stock, $0.00001 par value, 100,000,000
shares authorized, 14,257,650 shares issued and
outstanding	142	142

Additional paid-in capital	460,025	460,025

Deficit accumulated during exploration stage	(505,582)	(479,422)

Total Stockholders’ Deficit	(45,415)	(19,255)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$494	$-

See accompanying notes to financial statements

ARDENT MINES LIMITED
(An Exploration Stage Company)
STATEMENTS OF EXPENSES

			From July 27, 2000
	For the Year	For the Year	(inception) through
	Ended June 30,	Ended June 30,	June 30,
	2009	2008	2009

Operating expenses:
Consulting fees	$9,795	$20,184	$303,027
Filing and incorporation fees	-	-	3,053
Other general and administrative	1,362	1,557	37,580
Legal and accounting	15,003	25,429	136,505
Mining exploration	-	-	14,588
Travel	-	-	9,539
Total operating expenses	26,160	47,170	504,292

Interest expense	-	-	1,290

NET LOSS	$(26,160)	$(47,170)	$(505,582)

Net loss per share – basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding	14,257,650	13,534,958

See accompanying notes to financial statements

ARDENT MINES LTD
(An Exploration Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the period from July 27, 2000 (Inception) Through June 30, 2009

				Deficit accumulated
			Additional	during
	Common Stock		Paid-in	exploration
	Shares	$	Capital	Stage	Total
Shares issued
for services	5,000,000	$50	$274,950	$-	$275,000

Net Loss	-	-	-	(288,255)	(288,255)

Balances at
June 30, 2001	5,000,000	50	274,950	(288,255)	(13,255)

Net Loss	-	-	-	(9,982)	(9,982)

Balance at
June 30, 2002	5,000,000	50	274,950	(298,237)	(23,237)

Net Loss	-	-	-	(1,719)	(1,719)

Balance at
June 30, 2003	5,000,000	50	274,950	(299,956)	(24,956)

Shares issued
for cash	1,014,450	10	101,435	-	101,445

Net Loss	-	-	-	(62,793)	(62,793)

Balance at
June 30, 2004	6,014,450	60	376,385	(362,749)	13,696

Net loss	-	-	-	(16,740)	(16,740)

Balance at
June 30, 2005	6,014,450	60	376,385	(379,489)	(3,044)

Net loss	-	-	-	(12,464)	(12,464)

Balance at
June 30, 2006	6,014,450	60	376,385	(391,953)	(15,508)

Imputed interest on related party payable	-	-	1,290	-	1,290

Net loss	-	-	-	(40,299)	(40,299)

Balance at
June 30, 2007	6,014,450	60	377,675	(432,252)	(54,517)

Shares issued for cash	8,243,200	82	82,350	-	82,432

Net loss	-	-	-	(47,170)	(47,170)

Balance at
June 30, 2008	14,257,650	142	460,025	(479,422)	(19,255)

Net loss	-	-	-	(26,160)	(26,160)

Balance at
June 30, 2009	14,257,650	$142	$460,025	$(505,582)	$(45,415)
See accompanying notes to financial statements

ARDENT MINES LIMITED
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

			From
			July 27, 2000
	For the Year	For the Year	(inception)
	Ended	Ended	through
	June 30, 2009	June 30, 2008	June 30, 2009

Cash Flows From Operating Activities

Net loss	$(26,160)	$(47,170)	$(505,582)

Adjustments to reconcile net loss to cash used in operating activities

Imputed interest on related party payable	-	-	1,290
Stock issued for services	-	-	275,000

Change in accounts payable	26,154	(709)	29,280

Net Cash Used in Operating Activities	(6)	(47,879)	(200,12)

Cash Flows From Financing Activities

Proceeds from sales of common stock	-	-	183,877
Advances from a related party	500	-	16,629

Net Cash Provided By Financing Activities	500	-	200,506

Net Change in Cash	494	(47,879)	494

Cash – Beginning of Period	-	47,879	-

Cash – End of Period	$494	$-	$494

Supplemental Disclosures

Interest paid	$-	$-	$-
Income tax paid	-	-	-
See accompanying notes to financial statements

ARDENT MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.   Ardent Mines Limited (Ardent Mines) was incorporated in Nevada on July 27, 2000. Ardent Mines’ principal business plan is to acquire, explore and develop mineral properties and to ultimately seek earnings by exploiting the mineral claims.

Ardent Mines has been in the exploration stage since its formation on July 27, 2000 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Upon location of a commercial mineable reserve, Ardent Mines will actively prepare the site for extraction and enter a development stage. At present, management devotes most of its activities to raise sufficient funds to further explore and develop its mineral properties. Planned principal activities have not yet begun.

Use of Estimates.   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents.   Investments with an original maturity date of three months or less when purchased are considered to be cash equivalents and are stated at cost.

Income Taxes.   Ardent Mines recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Ardent Mines provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Exploration and Development Costs.   Ardent Mines has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Basic and Diluted Net Loss Per Share.   Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share are the same due to the absence of common stock equivalents.

ARDENT MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Recently Adopted Accounting Pronouncement. In May 2009, the FASB issued SFAS No. 165, Subsequent Events.  FAS 165 sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which any entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  FAS 165 is effective for interim and annual periods ending after June 15, 2009 and applies prospectively.  The adoption of this standard did not have a material impact on the financial position, results of operations or cash flows of Ardent Mines.  Ardent Mines evaluated all events and transactions after June 30, 2009 up through October 6, 2009, the date these financial statements were issued.  During this period, Ardent Mines did not have any material recognizable subsequent events. However, Arden Mine’s did have a nonrecognizable event related to advances received from its president (see also Note 3).

Ardent Mines does not expect the adoption of any other recently issued accounting pronouncements to have a significant impact on their results of operations, financial position or cash flows.

NOTE 2 - GOING CONCERN

From July 27, 2000 (date of inception) to June 30, 2009, Ardent Mines has incurred a loss of $505,582 and has a negative working capital of $45,415 at June 30, 2009. The ability of Ardent Mines to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that Ardent Mines will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Ardent Mines’ ability to continue as a going concern.

NOTE 3 - MINERAL PROPERTIES

In September 2000, Ardent Mines acquired eight mining claims in the Greenwood Mining Division, British Columbia, Canada.

In August 2004, Ardent Mines acquired two additional mining claims in the Greenwood Mining Division, British Columbia, Canada.

Payments of these claims were paid by the shareholders and repaid by Ardent Mines in the form of stock. Ardent Mines has expensed this cost, as there is no evidence showing proven and probable reserves.

The claims expired on August 27, 2005 and were subject to a renewal fee of $100 per year per claim.

ARDENT MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

In December 2006, Ardent Mines acquired three mining claims for $7,500 which are located in the Beaverdell area of the Greenwood Mining Division in British Columbia.  The expiration date of the claims is October 15, 2009.  In order to maintain the claims the Company must pay a fee of CDN$100 per year, per claim.  The claims are being held by the former President of the Company under a declaration of trust.  Ardent Mines has expensed this cost, as there is no evidence showing proven and probable reserves.

On April 30, 2009, the Company decided not to renew the Gold Ridge or WGR claims due to a lack of capital. The Company instead plans to solely focus on developing the GRN claim.

NOTE 4 - RELATED PARTY TRANSACTIONS

As of June 30, 2009, Ardent Mines has a payable to Urmas Turu, president for $500 that was used for payment of expenses on behalf of the Company.  The amount has no terms of repayment, is unsecured, and bears no interest.  Ardent Mines also leases its business office from Mr. Turu for free.

As of June 30, 2009, Christopher Wilson, the Company’s former president, loaned Ardent Mines $19,025 to cover operating expenses.  As of June 30, 2009, this amount is reported as part of accounts payable since Christopher Wilson is no longer considered a related party.

As of June 30, 2008, the Company is indebted to its former president, Taras Chebountchak, in the amount of $16,129 for payment of expenses on the Company’s behalf.  The amount has no terms of repayment, is unsecured, and bears no interest. As of June 30, 2009, this amount is reported as part of accounts payable since Taras Chebountchak is no longer considered a related party.

On August 11, 2009, Urmas Turu, the Company’s president, loaned Ardent Mines $5,490 to cover operating expenses.  The amount has no terms of repayment, is unsecured, and bears no interest.

NOTE 5 - COMMON STOCK

A chronological history of Ardent Mines’ stock transactions is as follows:

July 27, 2000 - Ardent Mines incorporated in Nevada. Ardent Mines is authorized to issue 100,000,000 shares of its $0.00001 par value common stock.

August 1, 2000 - Ardent Mines issued 2,500,000 shares of common stock to each of Ardent Mines’ President and Secretary and Treasurer for services rendered. This is accounted for as compensation expense of $273,048 and advances and reimbursement expense of $1,952.

February 8, 2002 - The former President of Ardent Mines sold his 2,500,000 shares to the new President and Chief Executive Officer of Ardent Mines.

ARDENT MINES LIMITED
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

For the year ended June 30, 2004, Ardent Mines issued 1,014,450 shares of common stock at $0.10 per share pursuant to an SB-2 Registration Statement.

During the year ended June 30, 2007 a Registration S agreement was filed and $82,432 was raised under the terms of this agreement at June 30, 2007.  The shares were issued in August 2007.

On February 12, 2009, Urmas Turu, Ardent Mine’s sole officer and director, purchased 625,000 shares from four shareholders for $1,250.  After the transaction was completed, Mr. Turu owned 2,500,000 shares of the Company’s common stock which is equal to 17.5% of the issued and outstanding common stock.

NOTE 7 - INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	June 30, 2009	June 30, 2008
Net loss before income taxes per financial statements	$26,160	$47,170
Income tax rate	35%	35%
Income tax recovery	(9,156)	(16,510)
Permanent differences	-	-
Valuation allowance change	9,156	16,510

Provision for income taxes	$-	$-

The significant components of deferred income tax assets at June 30, 2009 are as follows:

	June 30, 2009	June 30, 2008
Net operating loss carryforward	$177,100	$168,000
Valuation allowance	(177,100)	(168,000)
Net deferred income tax asset	$-	$-

The Company has recognized a valuation allowance for the deferred income tax asset since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The valuation allowance is reviewed annually. When circumstances change and which cause a change in management’s judgment about the realizability of deferred income tax assets, the impact of the change on the valuation allowance is generally reflected in current income.

The cumulative net operating loss carry-forward is approximately $506,000 at June 30, 2009, and will expire in the years 2021 to 2029.

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$436.72
Printing Expenses	$0.00
Accounting/administrative Fees and Expenses	$19,563.28
Blue Sky Fees/Expenses	$0.00
Legal Fees/ Expenses	$25,000.00
Escrow fees/Expenses	$0.00
Transfer Agent Fees	$0.00
Miscellaneous Expenses	$0.00
TOTAL	$45,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.	Article 3 of the Articles of Incorporation of the company, filed as Exhibit 3.1 to the Registration Statement.
2.	Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.
3.	Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, we have sold the following securities which were not registered under the Securities Act of 1933, as amended.

		Number of	Exemption
Name	Date	Shares	Relied upon	Consideration
Affaires Financieres S A	8/02/2007	550,000	Regulation S of the Securities Act of 1933	$5,500
Bank Sal Oppenheim Jr & CIE	8/02/2007	650,000	Regulation S of the Securities Act of 1933	$6,500
Black Sea Trading Inc.	8/02/2007	650,000	Regulation S of the Securities Act of 1933	$6,500
Centrum Bank AG	8/02/2007	700,000	Regulation S of the Securities Act of 1933	$7,000
Corporate Resource Group Inc.	8/02/2007	993,200	Regulation S of the Securities Act of 1933	$9,932
CRG Finance AG	5/11/2010	700,000	Regulation S of the Securities Act of 1933	$7,000
Berta Jarva	8/02/2007	700,000	Regulation S of the Securities Act of 1933	$7,000
Volodymyr Khopta	8/02/2007	500,000	Regulation S of the Securities Act of 1933	$5,000
Lister Capital Corp.	8/02/2007	700,000	Regulation S of the Securities Act of 1933	$7,000
Sergei Stetsenko	8/02/2007	700,000	Regulation S of the Securities Act of 1933	$7,000
Andrei Stytsenko	8/02/2007	700,000	Regulation S of the Securities Act of 1933	$7,000

ITEM 16.        EXHIBITS AND FINANCIAL STATEMENTS

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation	SB-2	11/30/00	3.1
3.2	Bylaws	SB-2	11/30/00	3.2
4.1	Specimen Stock Certificate	SB-2	11/30/00	4.1
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X
10.1	Trust Agreement between Taras Chebountchak and Ardent Mines Limited	8-K	01/07/07	10.1
10.2	Consulting Agreement between Ardent Mines Limited and Natasha Lysiak, Independent Consultant	10-KSB	09/28/07
14.1	Code of Ethics	10-KSB	10/14/03	14.1
16.1	Letter from Williams & Webster, P.S., Certified Public Accountants	SB-2	03/24/03	16.1
16.2	Letter from Manning Elliott, Chartered Accountants	SB-2	03/24/03	16.2
16.3	Letter from Morgan & Company	SB-2	08/08/03	16.3
23.1	Consent of MaloneBailey, LLP				X
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X
99.2	Audit Committee Charter	10-KSB	10/14/03	99.1
99.3	Disclosure Committee Charter	10-KSB	10/14/03	99.2
99.4	Agreement and Release between Ardent Mines Limited, Taras Chebountchak and Reg Handford	8-K	12/22/04	99.1

ITEM 17.	UNDERTAKINGS.

A.         The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)           include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           include any additional or changed material information with respect to the plan of distribution.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)        For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)        For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(8)        For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.         To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.         The undersigned Registrant hereby undertakes that:

(1)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harjumaa, Estonia this 8th day of July, 2010.

ARDENT MINES LTD.

BY:	URMAS TURU
Urmas Turu
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary/Treasurer and sole member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Urmas Turu, as true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

URMAS TURU	President, Principal Executive Officer, Principal	July 8, 2010
Urmas Turu	Financial Officer, Principal Accounting Officer, Secretary/Treasurer and sole member of the Board of Directors

EXHIBIT INDEX

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
3.1	Articles of Incorporation	SB-2	11/30/00	3.1
3.2	Bylaws	SB-2	11/30/00	3.2
4.1	Specimen Stock Certificate	SB-2	11/30/00	4.1
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				X
10.1	Trust Agreement between Taras Chebountchak and Ardent Mines Limited	8-K	01/07/07	10.1
10.2	Consulting Agreement between Ardent Mines Limited and Natasha Lysiak, Independent Consultant	10-KSB	09/28/07	10.2
14.1	Code of Ethics	10-KSB	10/14/03	14.1
16.1	Letter from Williams & Webster, P.S., Certified Public Accountants	SB-2	03/24/03	16.1
16.2	Letter from Manning Elliott, Chartered Accountants	SB-2	03/24/03	16.2
16.3	Letter from Morgan & Company	SB-2	08/08/03	16.3
23.1	Consent of MaloneBailey, LLP				X
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				X
99.2	Audit Committee Charter	10-KSB	10/14/03	99.1
99.3	Disclosure Committee Charter	10-KSB	10/14/03	99.2
99.4	Agreement and Release between Ardent Mines Limited, Taras Chebountchak and Reg Handford	8-K	12/22/04	99.1